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Exhibit 99.1

1600 West Merit Parkway    •    South Jordan, UT 84095
Telephone: 801-253-1600    •    Fax: 801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	April 21, 2005
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 E-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS REPORTS RECORD REVENUES
FOR FIRST QUARTER 2005

        SOUTH JORDAN, UTAH—Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today reported net income of $4.1 million, or $0.15 per share, on record revenues of $40.3 million, up 7% for its quarter ended March 31, 2005. For the comparable quarter of 2004, the Company reported net income of $4.4 million, or $0.16 per share, on revenues of $37.7 million. Earnings per share for the first quarter of 2005 were negatively impacted by a one-time buy-out of a distribution agreement and severance for two employees for a total of approximately $227,000 (net of tax), or $0.01 per share.

        "Merit is actively developing the ability to provide full service in cardiology and radiology with our 'stick to stitch' strategy," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "As we plan for future growth, we continue to invest in the completion of new facilities and the introduction of many significant products this year."

        All product categories of Merit's business contributed to revenue growth in the first quarter of 2005. Compared to the first quarter of 2004, custom kit sales increased 6%; catheter sales rose 6%; inflation device sales grew 5%; stand-alone device sales went up 5%; and procedure trays, a new category, contributed more than 1% to sales.

        Gross margins were down slightly from 43.6% of sales in the first quarter of 2004 to 43.4% of sales in the first quarter of 2005, due primarily to Merit's newly acquired procedure tray business in Richmond, Virginia.

        Selling, general and administrative expenses were 24.1% of sales for the first quarter of 2005, compared with 22.7% of sales in the previous year's comparable period. The increase in the first quarter of 2005 was primarily the result of costs associated with the buy-out of a distribution agreement and severance for two employees mentioned above.

        Research and development costs for the first quarter of 2005 were 3.8% of sales, compared with 3.2% of sales for the same period last year. The increase in the first quarter of 2005 can be attributed to additional staff and expenses to support the launch of new products. Total operating expenses increased as a percentage of sales to 27.9%, compared with 25.8% for the same period of 2004.

        Merit's effective tax rate for the three-month period ended March 31, 2005 was 36.0%, compared with 36.7% for the comparable period of 2004.

        The Company's cash on hand was $28.6 million as of March 31, 2005. This cash balance is net of $4.7 million spent during the three months ended March 31, 2005 on land and construction of new facilities in South Jordan, Utah.

INCOME STATEMENT
(Unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2005	2004
SALES	$40,274	$37,663
COST OF SALES	22,813	21,230

GROSS PROFIT	17,461	16,433
OPERATING EXPENSES
Selling, general and administrative	9,707	8,536
Research and development	1,547	1,191

Total	11,254	9,727
INCOME FROM OPERATIONS	6,207	6,706
OTHER INCOME (EXPENSE)
Litigation settlement		100
Interest income	182	123
Miscellaneous expense	(21)	(16)

Total Other Income—net	161	207
INCOME BEFORE INCOME TAX EXPENSE	6,368	6,913
INCOME TAX EXPENSE	2,294	2,537

NET INCOME	$4,074	$4,376

EARNINGS PER SHARE
Basic	$0.15	$0.17

Diluted	$0.15	$0.16

AVERAGE COMMON SHARES
Basic	26,506,733	26,057,803

Diluted	27,598,050	27,771,834

BALANCE SHEET
(Unaudited in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$28,617	$33,037
Trade receivables, net	20,544	19,724
Employee and other receivables	203	157
Inventories	24,493	23,096
Prepaid and other assets	741	797
Deferred income tax assets	38	56

Total Current Assets	74,636	76,867
Property and equipment, net	61,227	52,492
Other intangibles, net	2,767	1,990
Goodwill	5,717	5,570
Other assets	1,856	1,822
Note receivable		1,000
Deposits	137	136

Total Assets	$146,340	$139,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$5	$7
Trade payables	12,359	10,728
Accrued expenses	7,667	8,467
Advances from employees	146	221
Deferred income tax liabilities	449	227
Income taxes payable	3,237	2,273

Total Current Liabilities	23,863	21,923
Deferred income tax liabilities	2,412	2,580
Long-term debt	5	5
Deferred compensation payable	1,918	1,702
Deferred credits	2,561	2,615
Other liabilities	138

Total Liabilities	30,897	28,825
Stockholders' Equity
Common stock	42,887	42,559
Retained earnings	72,965	68,891
Accumulated other comprehensive loss	(409)	(398)

Total stockholders' equity	115,443	111,052

Total Liabilities and Stockholders' Equity	$146,340	$139,877

CONFERENCE CALL

        Merit Medical invites all interested parties to join its officers in its first quarter earnings conference call to be held today, April 21, 2005, at 5:00 p.m. Eastern (4:00 p.m. Central; 3:00 p.m. Mountain; and 2:00 p.m. Pacific). The telephone numbers to call are: (domestic) 866-249-2157 and (international) 303-262-2006.

        A live webcast as well as a rebroadcast of the conference call will be available at www.merit.com and www.fulldisclosure.com. To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. To access the webcast, click on the "CCBN Webcast" logo on the lower right-hand corner of Merit's home page. The webcast will be archived on both sites. There is no other replay access to the call.

ABOUT MERIT

        Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,360 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; and Galway, Ireland.

        Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties include, market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render or products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company's growth strategy, changes in health care markets related to healthcare reform initiatives, litigation and other factors referred to in the Company's 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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MERIT MEDICAL SYSTEMS REPORTS RECORD REVENUES FOR FIRST QUARTER 2005